Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into by and between Christian Baeza (“Executive”), and Legacy Education Alliance, Inc. on behalf of itself and its subsidiary and affiliated companies, and their respective successors and assigns (collectively “the Company”). Executive and the Company are collectively referred to as the Parties throughout this Agreement.

Recitals

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated September 1, 2017 (the “Employment Agreement”) pursuant to which the Company employed Executive as its Chief Financial Officer; and

WHEREAS, Executive’s employment with the Company terminated on May 20, 2019

NOW, THEREFORE, in consideration of the mutual covenants, promises, and conditions expressed in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:

1. Termination of Employment. Executive acknowledges and agrees that Executive’s last day of employment with the Company was May 20. 2019 (“Separation Date”). Company shall pay on or about the next occurring payroll cycle all salary and PTO pay accrued by Executive through the Separation Date.

2. Contingent Vesting of Shares. Provided Executive has fully performed his obligations under this Agreement, (i) 26,667 shares of unvested restricted Company stock awarded to Executive on or about August 19, 2016; (ii) 12,187 shares of unvested restricted Company stock awarded to Executive on or about May 31, 2017; and (iii) an additional 12,187 shares of unvested restricted Company stock also awarded to Executive on or about May 31, 2017 (collectively, “Contingent Vesting Shares”), shall not be forfeited, but shall instead vest on the dates such restricted shares would have vested under the terms of their respective Grant Notices and Award Agreements between the Company and Executive pursuant to which the Contingent Vesting Shares were awarded, i.e.,(i) August 19, 2019, (ii) May 31, 2019 and, (iii) May 31, 2020, respectively. Except with respect to such vesting periods, and notwithstanding Section l0. Entire Agreement, below. the Contingent Vesting Shares shall remain subject to the terms and conditions of their respective Grant Notices and Award Agreements, including, but not limited to, the provisions governing the vesting of the Contingent Vesting Shares upon a Change of Control, as defined in the respective Award Agreements.

3. Separation Benefit. In consideration of the releases Executive grants pursuant to Section 5 Waiver and Release of this Agreement, the Company shall pay Executive an amount equal to twenty-six (26) weeks of Executive’s weekly base rate of pay in effect as of the Separation Date, less all applicable withholding taxes and any other amounts required by law to be withheld, payable in bi-weekly installments concurrently with the Company’s regularly scheduled pay periods (the “Separation Benefit.”)

4. No Other Amounts. Executive hereby agrees that except as expressly provided in this Agreement (including any benefits expressly referenced herein as being generally available to Executive), no salary, incentive compensation, bonus, benefits, severance, or other compensation of any kind, nature, or amount shall be payable to Executive and except as expressly provided herein, Executive hereby irrevocably waives any claim for salary, incentive compensation, bonus, benefits, severance, or other compensation.

5. Waiver and Release. (a) In exchange for the Separation Benefit provided by the Company pursuant to Section 3 Separation Benefit above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Executive on behalf of Executive and Executive’s past, present and future agents, representatives, attorneys, heirs, executors, successors and assigns, and all other persons connected therewith, hereby releases and forever discharges the Company, and all of its past, present and future agents, representatives, principals, attorneys, affiliates, subsidiaries, owners, members, shareholders, officers, directors, employees, successors, and assigns (collectively the “Released Parties”), of and from any and all legal, equitable or other claims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, judgments, findings, controversies, disputes, or past, present and future duties, responsibilities, obligations, or suits at law and/or equity of whatsoever kind, from the beginning of time to the date hereof, including, without limitation, any and all actions, causes of action, claims, counterclaims, third party claims, and any and all other federal, state, local and/or municipality statutes, laws and/or regulations and any ordinance and/or common law pertaining to employment and any and all other claims, counterclaims and/or third party claims which have been or which could have been asserted against any party in any court, arbitration or other forum involving the subject matter of the Agreement. Executive declares and represents that the Executive has been paid all wages or other compensation owed by any or all of the Released Parties and represents that he has not suffered any on-the-job injuries or work-related accidents or injuries, occupational diseases or disabilities, whether temporary, permanent, partial, or total, for which the Executive has not been fully compensated. Executive further agrees that he has been granted all leave, including all leave under the Family and Medical Leave Act, to which he may have been entitled, if any.

(b) By signing this Agreement, Executive knowingly and voluntarily fully releases and forever discharges the Released Parties of and from all claims, demands, and liability of any kind arising under any statute, law or ordinance pertaining to employment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Americans with Disabilities Act, any state human rights act, or the Age Discrimination in Employment Act (“ADEA”). It is understood that the acceptance of this Agreement by the Released Parties is not to be construed as an admission of liability on their part. Executive further understands and agrees that this Agreement is intended to cover all actions, causes of action, claims, and demands for damages, loss or injury arising from the beginning of time until the date of this Agreement, whether presently known or unknown to the Executive.

(c) In accordance with provisions of the ADEA, as amended, 29 U.S.C. §601-634, the Executive is hereby provided a period of twenty-one (21) days from the date of receiving this Agreement to review the waiver of rights under the ADEA and sign this Agreement. Furthermore, the Executive has seven (7) days after the date of signing the Agreement (“Revocation Period”) to revoke the Executive’s consent. This Agreement shall not become effective or enforceable until the Revocation Period has expired. If the Executive does not deliver a written revocation to James E. May, Interim CEO, c/o Legacy Education Alliance, Inc., 1612 E. Cape Coral Parkway, Cape Coral, FL 33904, before the Revocation Period expires, this Agreement will become effective.

(d) Executive is hereby advised to consult with an attorney prior to executing this Agreement. The Executive acknowledges that he has been given a reasonable time in which to consider the Agreement and seek such consultation and warrants that the Executive has consulted with knowledgeable persons concerning the effect of this Agreement and all rights that the Executive might have under any and all state and federal law relating to employment and employment discrimination. The Executive fully understands these rights and that by signing this Agreement the Executive forfeits all rights to sue the Released Parties for matters relating to or arising out of employment and termination. The Executive may preserve a legal right to sue by refusing to sign this Agreement, in which case the Executive will not receive the Separation Benefit.

6. Non-Disparagement. Executive agrees not to take any action or make or condone any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company or any of the Released Parties. In response to inquiries from third parties, Executive shall state only that the Executive separated from the Company on mutually acceptable terms, except to the extent that Company has authorized, in writing, the disclosure by Executive of additional information regarding Executive’s employment and/or separation from employment. Executive also agrees that he will not seek reemployment with the Company or work on the property of the Company or any related entity as a contractor or in any other capacity at any time in the future. The Company’s employment records will state that Executive separated from the Company on mutually acceptable terms. Notwithstanding the foregoing, or anything in the Confidentiality Agreement (as defined in Section 13 Confidential Information. etc., below), Executive is not prohibited from reporting possible violations of federal or state law or regulation to any governmental agency, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

7. Cooperation. Executive shall, from time to time, perform such other acts and execute and deliver any and all such other instruments, documents or letters as may be required by law or as Company reasonably requests to establish, maintain and protect the rights and remedies of Company and to carry out the intent and purpose of this Agreement. Without limiting the generality of the foregoing, Executive shall execute and deliver any and all documents necessary or appropriate to remove Executive as an authorized signatory to any and all bank accounts and other financial accounts. In addition, Executive shall provide such assistance, cooperation, consultation, and information as the Company may reasonably request from time to time with respect to matters affecting or related to the Company and in which Executive was involved or has knowledge, including, but not limited to, governmental investigations, contracts, litigation, strategic transactions, and financial matters. The Company shall reimburse Executive for any reasonable out-of pocket expenses Executive in performing such acts and in executing, delivering instruments, documents, or letters.

8. No Admission of Liability. This Agreement shall not in any way be construed as an admission by either party that it has acted wrongfully with respect to the other, or that either party has any rights whatsoever against the other.

9. Entire Agreement. This Agreement contains the entire agreement of the Parties and replaces any prior or contemporaneous written or oral representations or understandings about this matter, including, but not limited to, the Employment Agreement. This Agreement may not be changed except in writing signed by the Parties or their respective attorneys.

10. Governing Law. This Agreement and all of the terms and conditions hereof, shall be construed and interpreted in accordance with the laws of Florida. Should it become necessary for either party to bring action to enforce this Agreement, such action shall be brought in the state or federal courts in and for Lee County, Florida.

11. Knowing and Voluntary Assent. The parties represent that they have had an opportunity to retain legal counsel to represent them in connection with this matter, that they have been advised of the legal effect and consequences of this Agreement, that they have entered into this Agreement knowingly, freely and voluntarily of their own volition, and that they have not been coerced, forced, harassed, threatened or otherwise unduly pressured to enter into this Agreement.

12. Confidential Information, etc. Executive hereby ratifies and affirms, and agrees to fully and faithfully perform Executive’s obligations under the “Confidentiality, Non-Compete and Non-Solicitation Agreement (Executive)” dated September 1, 2017 by and between the Company, and Executive (“Confidentiality Agreement”), including, but not limited to, Section 2 (Proprietary Rights), Section 3 (Covenant Not to Compete), Section 4 (Covenant Not to Solicit Customers/Clients), Section 5 (Covenant Not to Solicit Executives, Independent Contractors and/or Vendors), and Section 6 (Covenant Not to Violate Company Confidences). Executive further acknowledges and agrees that such obligations survive the termination of Executive’s employment with the Company in accordance with the terms of the Confidentiality Agreement.

13. Severability/Waiver. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, but, with respect only to the jurisdiction holding the provision to be unenforceable, this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

14. Amendments and Modifications. This Agreement may not be amended or modified except in writing signed by Executive and an authorized representative with actual authority to bind the Company, specifically stating that it is an Amendment to this Agreement.

15. Counterparts/Duplicates. This Agreement may be executed in any number of counterparts with the same effect as if each party hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. The parties agree that the delivery of facsimile counterparts followed by the conveyance of originally signed documents shall be sufficient to evidence the parties’ intent for the ratification of this document. This original Agreement or a duplicate copy of the original Agreement shall suffice in an action to enforce any of the terms and conditions herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year set forth below.

LEGACY EDUCATION ALLIANCE, INC.		EXECUTIVE

By:	/s/ James E. May	/s/ Christian Baeza
Christian Baeza
Name:	James E. May
		Date:	May 30, 2019
Title:	CEO

Date:	June 14, 2019